Exhibit 10.4

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This AGREEMENT is made this the 18th day of July, 2006 by and among TEXAS UNITED BANCSHARES, INC., a Texas corporation (“Texas United”), having a principal place of business at 109 North Main Street, La Grange, Texas 78945, PROSPERITY BANK, a Texas banking association (“Prosperity Bank”), having a principal place of business at 1301 N. Mechanic, El Campo, Texas 77437, and Steve Stapp, an individual who resides in Round Rock, Texas, hereinafter referred to as “Employee” (the “Agreement”). As used herein, the term “Employer” refers to Texas United from the date of execution of this Agreement through and including the Closing Date and to Prosperity Bank from the day immediately following the Closing Date.

This Agreement is being entered into in connection with the Agreement and Plan of Reorganization, dated as of July 18, 2006, by and between Prosperity Bancshares, Inc. (“Prosperity”) and Texas United (the “Merger Agreement”), and the Employee’s obligations with respect to Texas United are effective as of the date of execution of this Agreement and the Employee’s obligations with respect to Prosperity Bank are effective as of the first day following the Closing Date (as defined in the Merger Agreement).

Prior to the entry into the Merger Agreement, Employee was an owner and/or officer of Texas United and is receiving a substantial benefit as a result of the transactions contemplated by the Merger Agreement.

Employee acknowledges that he will receive an award of shares of Restricted Stock (as hereinafter defined) of Prosperity following the Closing Date and that Employee would not have received such an award absent Employee’s agreement to be bound by the obligations set forth in Article VI hereof.

Employee, as an owner and/or officer of Texas United, has had access to certain Confidential Information (as hereinafter defined), including, without limitation, information concerning Texas United’s business and the relationships between Texas United and its customers.

Employee, as an owner and officer of Texas United, played a substantial role in developing Texas United’s Confidential Information (as hereinafter defined), including, without limitation, Texas United’s goodwill, customer relationships, loan and deposit accounts, revenue and potential revenue, and customer lists.

In consideration of these premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

TERM OF EMPLOYMENT

Employer hereby employs Employee and Employee hereby accepts employment with Employer for a period beginning on the date of execution of this Agreement and continuing for a period of two (2) years from the Closing Date (the “Initial Term”). Following the Initial Term, Employee’s employment shall continue by automatic, successive, one-month “evergreen” renewals (each such successive renewal period together with the Initial Term, the “Term”), unless either party declines to renew. A party declining to renew must provide to the other party written notice of the non-renewal at least fourteen (14) calendar days prior to the end of the then-current term. However, if the Merger Agreement is terminated for any reason before the Closing Date occurs, Employee will not be employed under this Agreement, all of the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement.

ARTICLE II

DUTIES OF EMPLOYEE

2.1 Primary Duties. Employee is hereby employed by Employer as Executive Vice President of State Bank and, subsequent to the merger, as Executive Vice President of Prosperity Bank. Employee shall perform such work as may be assigned to him subject to the instructions, directions, and control of Employer and all such duties shall be consistent with the type of nature of work normally performed by senior banking officers.

2.2 Location. Employee shall work in La Grange or Round Rock, Texas and shall be furnished with an office and other business facilities and services sufficient to carry out his duties of office.

2.3 Changes of Duties or Location - Mutual Consent. The duties of Employee and the location at which Employee shall work may be changed from time to time by the mutual consent of Employer and Employee, including, without limitation, after the Closing Date, without resulting in a rescission of this Agreement. Notwithstanding any such change, the employment of Employee shall be construed as continuing under this Agreement as modified.

ARTICLE III

ENGAGING IN OTHER EMPLOYMENT

During the Term of this Agreement, Employee shall devote all of his entire productive time, ability, and attention to the business of Employer during its normal business hours. During the Term of this Agreement and during any non-competition period described in Article VI hereof, Employee shall not directly or indirectly render any services of a business, commercial, or professional nature relating to banking or financial matters to any other person or organization, whether for compensation or otherwise, without prior written consent of Employer.

ARTICLE IV

COMPENSATION

4.1 Base Salary. As compensation for employment services rendered under this Agreement, Employee shall be entitled to receive from Employer an annual salary (“Base Salary”) of not less than $200,000.00, to be paid in twenty-six bi-weekly payments (twenty-four semi-monthly payments after the Closing Date), prorated for any partial employment period during the Term of this Agreement. The Base Salary shall be subject to review in accordance with the then existing procedures of Employer.

4.2 Bonus. Employer guarantees a bonus payment of not less than $100,000.00 (“Bonus”) due at the Closing Date. Employer further guarantees a bonus payment of not less than $50,000.00 (“Bonus”) due at December 31, 2007. Additionally, for each calendar year ending subsequent to the December 31, 2007, Employee will be eligible for the bonus program in accordance with Employer’s policies and procedures regarding such annual bonuses.

4.3 Restricted Stock. On the first business day following the Closing Date, Employer shall deliver to Employee a restricted stock award agreement issued pursuant to the Prosperity Bancshares, Inc. 2004 Stock Incentive Plan (“Prosperity Stock Incentive Plan”) granting to Employee a number of shares of Prosperity restricted common stock (“Restricted Stock”), with an aggregate value as of the Closing Date, of $250,000.00 pursuant to the Prosperity Stock Incentive Plan. The forfeiture restrictions applicable to the Restricted Stock shall lapse with respect to one third (1/3) of the shares on the second anniversary of the grant date, and with respect to two thirds (2/3) of the shares on the third anniversary of the grant date.

ARTICLE V

REIMBURSEMENT OF EMPLOYEE BUSINESS EXPENSES AND PARTICIPATION IN EMPLOYER BENEFIT PLANS

•	5.1 Out of Pocket Expenses. Until the termination of Employee’s employment, Employee is authorized to incur reasonable business expenses for promoting the business of Employer, including expenditures for entertainment, travel, and other similar business expenses. Employer and Employee will mutually determine a reasonable range for such business expenses. Employee from time to time will be reimbursed for all such reasonable business expenses provided that Employee presents appropriate documentation of such expenditures in accordance with Employer’s established procedures relating to such reimbursements. Employee will also be reimbursed for country club memberships in addition to monthly expenses.

5.2 Participation in Employer Benefit Plans. Until the termination of Employee’s employment, Employee will be eligible to participate in all employee benefit plans generally available to the officers and employees of Employer in accordance with the terms of such plans.

5.3 Automobile Allowance. As of the first business day following the Closing Date and during the remaining Term of this Agreement, Employer shall provide Employee with a monthly automobile allowance of $750.00, which shall be paid through the normal payroll practices of Employer plus a gas card.

ARTICLE VI

NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION COVENANTS

6.1 Non-Disclosure Obligations. “Confidential Information” means and includes Employer’s confidential and/or proprietary information and/or trade secrets that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; information concerning past, current, and prospective customers, investors, and business affiliates (such as contact name, service provided, pricing, type and amount of services used, financial data, and/or other such information); personnel information; and other such confidential or proprietary information. Employee acknowledges that Employer’s business is highly competitive, that this Confidential Information constitutes a valuable, special, and unique asset used by Employer in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Employer.

Employee agrees that Employee will not, at any time during or after Employee’s employment with Employer, use, copy, remove, disclose or disseminate to any person or entity, directly or indirectly, any Confidential Information of Employer, or of any third parties that Employee received in connection with his employment with Employer, or make any use thereof, directly or indirectly, except in working for Employer. Employee also agrees that Employee shall deliver promptly to Employer at the termination of employment or at any other time at Employer’s request, without retaining any copies, all documents and other material in Employee’s possession relating, directly or indirectly, to any Confidential Information or other information of Employer, or Confidential Information or other information regarding third parties, learned as an employee at Employer.

6.2 Non-Competition Obligations. Contemporaneously with the execution of this Agreement, or shortly thereafter, Texas United agrees to provide Employee with continuing access to Confidential Information, new Confidential Information in a greater quantity than may have already been provided to Employee and with additional opportunities to broaden Texas United’s services and develop Texas United’s customers. Immediately after the Closing Date, Prosperity Bank will provide Employee with Confidential Information relating to Prosperity Bank’s business and specialized training regarding Prosperity Bank’s methodologies and business strategies, which will enable Employee to perform his job for Prosperity Bank. Employee also will have immediate access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, of Employer. Ancillary to the consideration to be provided pursuant to Section 6.4 hereof, including but not limited to Employer’s agreement to provide Confidential Information to Employee and Employee’s agreement not to disclose Confidential Information, and in order to protect the Confidential Information, Employer and Employee agree to the non-competition provisions set forth in this Article VI.

6.2.1 Employee Obligations. Employee agrees that, during the term of Employee’s employment with Employer, which may exceed the Term of this Agreement, and for the Non-Competition

Period(s) set forth in Section 6.2.2 below, Employee will not, except as an employee of Employer, in any capacity for Employee or others, directly or indirectly:

(a) compete or engage, anywhere in the geographic area comprised of a fifty (50) mile radius surrounding any banking office of Employer in Texas (the “Market Area”), in a business similar to that of Employer.;

(b) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to that of Employer anywhere within the Market Area. Notwithstanding the foregoing, the Employee is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

(c) call on, service, or solicit competing business from customers or prospective customers of Employer if, within the twenty-four (24) months before the termination of Employee’s employment, Employee had or made contact with the customer, or had access to Confidential Information or information and files about the customer; or

(d) call on, solicit, or induce any employee of Employer whom Employee had contact with, knowledge of, or association with in the course of employment with Employer to terminate employment from Employer, and will not assist any other person or entity in such activities.

6.2.2 Non-Competition Period. The Non-Competition Obligations set forth in this Section 6.2 shall apply for the following duration (“Non-Competition Period”):

(a) a period of twelve (12) months after the termination of Employee’s employment with Employer in the event such employment is terminated (i) by Employee or (ii) by Employer with Cause (as hereinafter defined in Section 8.2) or as a result of Disability (as hereinafter defined), if such termination occurs within the first twenty-four months from the date of execution of this Agreement. If Employee’s termination of employment occurs after the twenty-fourth (24th) month but before the thirty-sixth (36th) month following the date of execution of this Agreement, the number of months remaining between the date of termination and the thirty-sixth (36th) month following the date of execution of this Agreement shall be the Non-Competition Period.

(b) this non-compete will consist of a 50 mile radius of any office.

(c) in the event such employment is terminated by Employer without Cause, the Non-Competition Obligations set forth in Sections 6.2 and 6.2.1 hereof shall terminate.

6.3 Non-Competition Covenant Reasonable. The parties to this Agreement hereby agree that the non-competition provisions set forth in this Article VI are ancillary to this Agreement, which is an otherwise enforceable agreement. Employee agrees that any work performed by Employee for any competitor of Employer during the Non-Competition Period inevitably would lead to Employee’s unauthorized use of Employer’s Confidential Information, even if such use were unintentional. Because it would be impossible, as a practical matter, to monitor, restrain, or police Employee’s use of such Confidential Information other than by Employee’s not working for a competitor, Employee agrees that restricting such employment as set forth in this Agreement is the narrowest way to protect Employer’s interests, and the narrowest way of enforcing Employee’s consideration for the receipt of Employer’s specialized training and Confidential Information (namely, Employee’s promise not to use or disclose that Confidential Information and/or specialized training).

6.4 Consideration. In consideration for the above obligations of the Employee, in addition to those matters set forth in the Recitals to this Agreement, Texas United agrees to continue to provide Employee with access to Confidential Information relating to Texas United’s business and to highly specialized training regarding Texas United’s methodologies and business strategies, which will enable Employee to perform his or her duties for Texas United. Immediately following the Closing Date, in consideration for the above obligations of the Employee, Prosperity Bank agrees to provide Employee with immediate access to Confidential Information relating to Prosperity Bank’s business and to highly specialized training regarding Prosperity Bank’s methodologies and business strategies, which will enable Employee to perform his or her duties for Prosperity Bank. Employee also will have immediate access to, or knowledge of, new Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc., of Texas United and Prosperity Bank.

6.5 Early Resolution Conference. The parties are entering into this Agreement with the understanding that this Agreement is clear and enforceable. If Employee decides to contend that any restriction on activities under this Agreement is not enforceable or does not apply to an activity Employee intends to pursue, Employee first will notify the Chief Executive Officer of Employer in writing and meet with an Employer representative at least fourteen days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss the resolution of such claims (an “Early Resolution Conference”). Should the parties not resolve the dispute at the Early Resolution Conference, the parties may pursue legal recourse.

6.6 Tolling. In the event that Employer shall file a lawsuit in any Court of competent jurisdiction alleging a breach of any of Employee’s obligations under this Agreement, then any time period set forth in this Agreement, including the time periods set forth above, shall be deemed tolled as of the time such lawsuit is filed and shall remain tolled until such dispute finally is resolved either by written settlement agreement resolving all claims raised in such lawsuit or by entry of a final judgment in such lawsuit and the final resolution of any post-judgment appellate proceedings.

6.7 Enforcement and Legal Remedies. Employer and Employee acknowledge and agree that breach of any of the covenants made by Employee in this Agreement would cause irreparable injury to Employer, which could not sufficiently be remedied by monetary damages; and, therefore, that Employer shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions, without posting of any bond, and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. If Employer must bring suit to enforce this Agreement the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

ARTICLE VII

PROPERTY RIGHTS

7.1 Trade Secrets and Confidentiality. During the term of employment, Employee will have access to and become familiar with Confidential Information owned by Employer and regularly used in the operation of the business of Employer. Employee shall not disclose any such Confidential Information, directly or indirectly, nor use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment with Employer. All Confidential Information and similar items relating to the business of Employer, whether or not prepared by Employee, shall remain the exclusive property of Employer and shall not be removed from the premises of Employer under any circumstances without the prior written consent of Employer, provided, however, that Employee may remove such items for the purpose of furthering the business of Employer if such action is consistent with the past practices of Employee. All items removed from the premises of Employer and all copies or summaries thereof shall be returned to Employer upon the termination of Employee.

7.2 Business Plans and Improvements. Employee agrees that he will promptly from time to time fully inform and disclose to Employer all processes, improvements and business plans which he now has or may hereafter have during the term of this Agreement which pertain or relate to the business of Employer, whether conceived by Employee alone or with others. All such business plans shall be the exclusive property of Employer.

ARTICLE VIII

TERMINATION RIGHTS AND PAYMENTS UPON TERMINATION

8.1 Termination by Employee. Employee shall have the right, at his election and for any reason prior to the expiration of the Term of this Agreement, to voluntarily terminate his employment with Employer upon thirty (30) days written notice. In the event of such voluntary termination of employment by Employee, Employer’s obligations to pay the Base Salary and any Bonus, if applicable, and to provide all benefits under Article V shall automatically cease, but both parties’ obligations set forth in Article VI shall continue.

8.2 Termination for Cause by Employer. Employer may terminate Employee’s employment for Cause (as defined below, such termination to be effective immediately upon written notice to Employee. Any termination of Employee’s employment under this Section 8.2 will not be in limitation of any other right or remedy which the Employer may have under this Agreement, at law, or in equity. The term “Cause” means (i) fraud, embezzlement, theft or misappropriation of funds or other property of the Employer, (ii) self-dealing or gross negligence in the performance by Employee of his duties pursuant to this Agreement, (iii) the repeated failure or refusal by Employee to perform his duties to the Employer as provided herein, other than due to Disability, (iv) the commission by Employee of any willful acts of bad faith or gross misconduct against the Employer, (v) the indictment of Employee for a felony or other criminal act involving dishonesty, whether or not relating to his employment with the Employer, (vi) the repeated breach of a lawful, established policy or procedure of the Employer. In the event of termination of employment by Employer with Cause, Employer’s obligations to pay the Base Salary and any Bonus, if applicable, and to provide all benefits under Article V shall automatically cease, but both parties’ obligations set forth in Article VI shall continue.

8.3 Termination by Employer Upon Employee’s Disability. Employer may terminate Employee’s employment upon a determination of Disability (as defined below), such termination to be effective immediately upon written notice to Employee. The term “Disability” means Employee’s inability to perform his usual services to the Employer because of mental or physical illness or injury for the consecutive days as defined in Employer’s disability policy then in effect, which inability to perform will be determined by a physician selected by the Employer. In the event of termination of employment by Employer upon a determination of Disability, Employer’s obligations to pay the Base Salary and any Bonus, if applicable, and to provide all benefits under Article V shall automatically cease, but both parties’ obligations set forth in Article VI shall continue. Further, the Restricted Stock granted herein will completely vest in such event, the forfeiture restrictions with respect to Restricted Stock granted in Section 4.3 hereof shall lapse and both parties obligations pursuant to Section VI shall continue.

8.4 Termination Upon Employee’s Death. In the event of Employee’s death, Employee’s employment under this Agreement shall immediately terminate. In the event of termination of employment by Employer upon death, Employer’s obligations to pay the Base Salary and any Bonus, if applicable, and to provide all benefits under Article V and both parties’ obligations set forth in Article VI shall automatically cease. Further, the Restricted Stock granted herein will completely vest in such event, the forfeiture restrictions with respect to Restricted Stock granted in Section 4.3 hereof shall lapse and both parties obligations pursuant to Section VI shall continue.

8.5 Termination by Employer Other Than for Cause, Disability or Death. Notwithstanding anything to the contrary contained in this Agreement, the Employer may terminate this Agreement for any or no reason during the Term (i.e., other than for Cause or Disability), such termination to be effective immediately upon the giving of written notice to Employee from the Employer. In the event of termination of employment by Employer without Cause, Employer’s obligations to provide all benefits under Article V and both parties’ obligations set forth in Article VI shall automatically cease, and Employer shall pay the Base Salary through the remaining Term of the Agreement in accordance with the payment schedules set forth in Section 4.1 hereof and the forfeiture restrictions with respect to the Restricted Stock granted pursuant to Section 3.3 hereof shall lapse.

8.6 Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at the time of Employee’s termination of employment with Employer, Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no payment or benefit will be provided under this Section 8 until the earliest of (A) the date which is 6 months after the date of Employee’s termination of employment, or (B) the date of Employee’s death. The first sentence of this paragraph shall apply only to the extent required to avoid Employee’s incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.

Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A of the Code.

If any provision of this Agreement (or of any award of compensation) would cause Employee to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Employer may reform such provision; provided that Employer shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with Employee regarding such amendments or modifications prior to the effective date of any such change.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of the Agreement, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

9.2 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

9.4 Modification. This Agreement shall not be amended, modified, or altered in any manner except in writing signed by both parties.

9.5 Failure to Enforce Not Waiver. Any failure or delay on the part of either Employer or Employee to exercise any remedy or right under this Agreement shall not operate as a waiver. The failure of either party to require performance of any of the terms, covenants, or provisions of this Agreement by the other party shall not constitute a waiver of any of the rights under the Agreement. No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party. Any such written waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.

9.6 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Article VI shall survive early termination or expiration of the Term of this Agreement.

9.7 Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement has been executed without any such invalid provisions having been included. Such invalid provision shall be reformed in a manner that is both (i) legal and enforceable, and (ii) most closely represents the parties’ original intent.

9.8 Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

9.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Employer and Employee, and their respective heirs, executors, administrators, successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of Employer and any entity or person that acquires all or substantially all of the assets of Employer. However, the obligations of the Employee pursuant to Article VI shall be null and void in the event of a change in control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Employment and Non-Competition Agreement to be duly executed as of the date first written above.

EMPLOYER (Prior to and on the Closing Date)

TEXAS UNITED BANCSHARES, INC.

By:	/s/ L. Don Stricklin
L Don Stricklin
President and Chief Executive Officer

EMPLOYER (after the Closing Date)

PROSPERITY BANK

By:	/s/ David Zalman
David Zalman
Senior Chairman of the Board and Chief Executive Officer

EMPLOYEE

/s/ Steve Stapp
Steve Stapp